Exhibit 99.1

Ekso Bionics Reports Record Quarterly Sales of $5.0 Million in Second Quarter 2024

SAN RAFAEL, Calif., July 29, 2024 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company” or “Ekso Bionics”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and six months ended June 30, 2024.

Recent Highlights and Accomplishments

●	Reported revenues of $5.0 million in the second quarter of 2024
●	Initial Medicare claims for Ekso Indego Personal are currently pending reimbursement
●	Sold a total of 37 EksoHealth devices in the second quarter of 2024
●	Achieved gross margin of 53% for the quarter ended June 30, 2024

“We are pleased with our significant progress in the second quarter of 2024, highlighted by record sales and the announcement of Centers for Medicare & Medicaid Services’ (“CMS”) national Medicare pricing determination for our Ekso Indego Personal device,” said Scott Davis, Chief Executive Officer of Ekso Bionics. “With the Medicare reimbursement mechanisms in place, we are focused on reaching a larger U.S. population of individuals living with a spinal cord injury (“SCI”) and anticipate increased demand for Ekso Indego Personal in the second half of the year and longer term. Additionally, we are proud that our legacy EksoNR is chosen as the standard of care for neurorehabilitation by many leading network operators as we believe key stakeholders recognize the clinical and economic value of our innovative device. Looking ahead, we will continue to execute upon our scalable commercial strategy to drive growth while bringing transformational benefits to patients across the continuum of care.”

Second Quarter 2024 Financial Results

Revenue was $5.0 million for the quarter ended June 30, 2024, an increase of 5%, compared to $4.7 million for the same period in 2023. The Company sold a total of 37 EksoHealth devices in the second quarter of 2024.

Gross profit for the quarter ended June 30, 2024 was $2.6 million, representing a gross margin of approximately 53%, compared to $2.3 million for the same period in 2023, representing a gross margin of 48%. The increase in gross margin was primarily due to an increase in the average selling price for the EksoNR and lower EksoHealth device and service costs.

Sales and marketing expenses for the quarter ended June 30, 2024 were $1.8 million, compared to $2.3 million for the same period in 2023. The 21% decrease was primarily due to lower headcount and consultant costs.

Research and development expenses for the quarter ended June 30, 2024 were $1.1 million, compared to $1.4 million for the same period in 2023. The 20% decrease was primarily due to a decrease in the use of third-party product development consultants and lower discretionary payroll costs.

General and administrative expenses for the quarter ended June 30, 2024 were $2.0 million, compared to $2.8 million for the same period in 2023. The 28% decrease was primarily due to lower discretionary payroll, consultant, and legal costs.

Net loss applicable to common stockholders for the quarter ended June 30, 2024 was $2.4 million, or $0.13 per basic and diluted share, compared to net loss of $4.2 million, or $0.31 per basic and diluted share, for the same period in 2023.

Six Months Ended June 30, 2024

Revenue was $8.7 million for the six months ended June 30, 2024, compared to $8.8 million for the same period in 2023. The Company sold a total of 66 EksoHealth devices in the first half of 2024.

Gross profit for the six months ended June 30, 2024 was $4.6 million, representing a gross margin of approximately 53%, compared to gross profit of $4.3 million for the same period in 2023, representing a gross margin of 48%. The increase in gross margin was primarily due to an increase in the average selling price for the EksoNR and lower EksoHealth device and service costs.

Sales and marketing expenses for the six months ended June 30, 2024 were $3.7 million, compared to $4.4 million for the same period in 2023. The 17% decrease was primarily due to lower headcount and consultant costs.

Research and development expenses for the six months ended June 30, 2024 were $2.3 million, compared to $2.6 million for the same period in 2023. The 12% decrease was primarily due to a decrease in the use of third-party product development consultants and lower discretionary payroll costs.

General and administrative expenses for the six months ended June 30, 2024 were $4.3 million, compared to $6.0 million for the same period in 2023. The 29% decrease was primarily due to the absence of costs associated with the acquisition and integration of Human Motion Control (“HMC”) in the comparable period, and lower discretionary payroll, consultant and legal costs.

Net loss applicable to common stockholders for the six months ended June 30, 2024 was $5.8 million, or $0.33 per basic and diluted share, compared to net loss of $8.6 million, or $0.64 per basic and diluted share, for the same period in 2023.

Cash on hand at June 30, 2024 was $5.9 million, compared to $8.6 million at December 31, 2023.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on X.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including CMS as a potential source of revenue and demand for the Company’s Ekso Indego Personal, the increase in a potential patient population as a result of Medicare reimbursement and the Company’s ability to successfully sell its products to such population, and the benefits that the Company’s devices bring to patients. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s ability to obtain reimbursement from CMS in a timely manner and at the expected reimbursement levels, the Company’s ability to obtain insurance coverage beyond CMS, the Company’s ability to obtain additional indications of use for its devices, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

David Carey

212-867-1768

investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and restricted cash	$5,885	$8,638
Accounts receivable, net	6,520	5,645
Inventories	4,974	5,050
Prepaid expenses and other current assets	1,263	875
Total current assets	18,642	20,208
Property and equipment, net	1,748	2,018
Right-of-use assets	989	977
Intangible assets, net	4,739	4,892
Goodwill	431	431
Other assets	435	392
Total assets	$26,984	$28,918
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,125	$1,847
Accrued liabilities	1,973	2,664
Deferred revenues, current	1,926	1,993
Notes payable, current	1,250	1,250
Lease liabilities, current	430	363
Total current liabilities	7,704	8,117
Deferred revenues	2,016	2,169
Notes payable, net	4,352	4,832
Lease liabilities	659	723
Warrant liabilities	49	366
Other non-current liabilities	145	105
Total liabilities	14,925	16,312
Stockholders' equity:
Common stock	19	15
Additional paid-in capital	256,491	251,580
Accumulated other comprehensive income	539	156
Accumulated deficit	(244,990)	(239,145)
Total stockholders' equity	12,059	12,606
Total liabilities and stockholders' equity	$26,984	$28,918

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenue	$4,950	$4,703	$8,706	$8,825
Cost of revenue	2,313	2,449	4,118	4,571
Gross profit	2,637	2,254	4,588	4,254

Operating expenses:
Sales and marketing	1,846	2,349	3,664	4,437
Research and development	1,116	1,398	2,252	2,552
General and administrative	2,010	2,791	4,263	5,997
Total operating expenses	4,972	6,538	10,179	12,986

Loss from operations	(2,335)	(4,284)	(5,591)	(8,732)

Other (expense) income, net:
Interest expense, net	(74)	(61)	(131)	(172)
Loss on modification of warrant	-	-	(109)	-
Gain on revaluation of warrant liabilities	84	152	426	126
Unrealized (loss) gain on foreign exchange	(91)	(7)	(440)	210
Other expense, net	-	(30)	-	(51)
Total other expense, net	(81)	54	(254)	113

Net loss	$(2,416)	$(4,230)	$(5,845)	$(8,619)

Net loss per share, basic and diluted	$(0.13)	$(0.31)	$(0.33)	$(0.64)

Weighted average number of shares of common stock outstanding, basic and diluted	18,224	13,637	17,822	13,467